Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”), is made by and between Lewis W. Dickey, Jr. (“Employee”) and Cumulus Media Inc. (“Company”) on the 28th day of April, 2015 (the “Amendment Effective Date”).

WHEREAS, Employee and Company are parties to that certain Employment Agreement dated November 29, 2011 (“Agreement”);

WHEREAS, the Parties wish to extend and modify the terms of the Agreement in accordance with the terms hereof; and

WHEREAS, this First Amendment, once executed by the Parties, shall be incorporated into the Agreement and shall have the same force and effect as if it were part of the original Agreement between the Parties.

NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:

1.	The first sentence of Section 2 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“The Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall continue until December 31, 2018 (the “Initial Term”).”

2.	Section 3(a) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“During the Term, the Executive shall, pursuant to the terms of this Agreement, serve as the Chief Executive Officer and President of the Company, and shall report directly to the Board of Directors of the Company (the “Board”).”

3.	The reference to Chairman in Section 3(b) of the Agreement is hereby deleted.

4.	Section 6(c)(i), clause (A) of the Agreement is deleted in its entirety and replaced with the following:

“(A) three (3) (the “Severance Multiple”) and”.

5.	Section 6(c)(iii) of the Agreement is deleted in its entirety and replaced with the following:

“100% of any unvested Equity Awards shall become immediately and fully vested.”

6.	In connection with and conditional upon the effectiveness of this First Amendment, the provisions of Section 8 of each Nonqualified Stock Option Agreement under which Employee holds options exercisable for shares of Class A Common Stock of the Company pursuant to the Company’s 2011 Equity Incentive Plan shall be amended to delete clauses (a) - (e) in their entirety and replace with the following:

“(a)	the date of Optionee’s Termination for Cause;

(b)	ninety (90) calendar days following Optionee’s Resignation Without Good Reason; or

(c)	ten (10) years from the Date of Grant.”

Further, in connection with and conditional upon effectiveness of this First Amendment, such Section 8 of each such Nonqualified Stock Option Agreement is amended to add thereto :

“For purposes of this Agreement, “Resignation Without Good Reason” shall mean the termination of the Optionee’s employment with the Company or any Subsidiary by resignation by the Optionee without “Good Reason”, as that term is defined in that certain Employment Agreement by and between the Company and the Optionee, dated as of November 29, 2011, as amended.”

All capitalized terms used herein, unless given specific definitions in this First Amendment shall have the definition ascribed to such terms in the Agreement.

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

This First Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this First Amendment the day and year indicated herein.

COMPANY		EMPLOYEE

Cumulus Media Inc.		Lewis W. Dickey, Jr.

By:	/s/ Richard S. Denning	/s/ Lewis W. Dickey, Jr.
Name:	Richard S. Denning
Title:	Senior Vice President